                                                    ----------------------------
                           UNITED STATES                   OMB APPROVAL
                SECURITIES AND EXCHANGE COMMISSION  OMB Number     3235-0145
                      Washington, D.C. 20549        Expires:  December 3l, 1997
                                                    Estimated average burden
                                                    hours per response ... 14.90
                                                   ----------------------------
                                 SCHEDULE 13G


                   Under the Securities Exchange Act of 1934
                               (Amendment No. 1)*

                                Outboard Marine
--------------------------------------------------------------------------------
                               (Name of Issuer)

                                 Common Stock
--------------------------------------------------------------------------------
                        (Title of Class of Securities)

                                   690020102
                       --------------------------------
                                (CUSIP Number)

Check the following box if a fee is being paid with this statement [_]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                               PAGE 1 OF 11 PAGES

CUSIP No. 690020102                   13G                   Page 2 of 11 Pages
-------------------                                        --------------------

-------------------------------------------------------------------------------
 1       NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         John Hancock Mutual Life Insurance Company
         I.R.S. No. 04-1414660
-------------------------------------------------------------------------------
 2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*     (a) [_]
                                                               (b) [_]
         N/A
-------------------------------------------------------------------------------
 3       SEC USE ONLY


-------------------------------------------------------------------------------
 4       CITIZENSHIP OR PLACE OF ORGANIZATION

         Commonwealth of Massachusetts
-------------------------------------------------------------------------------
                    5  SOLE VOTING POWER
 Number of
   Shares              -0-

Beneficially      -------------------------------------------------------------
  Owned by          6  SHARED VOTING POWER
    Each
  Reporting            -0-

   Person         -------------------------------------------------------------
    With            7  SOLE DISPOSITIVE POWER

                       -0-

                  -------------------------------------------------------------
                    8  SHARED DISPOSITIVE POWER

                       -0-

-------------------------------------------------------------------------------
 9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         None, except through its indirect, wholly-owned subsidiaries, NM Capital Management, Inc., John Hancock Advisers, Inc. and Independence Investment Associates, Inc.
-------------------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

         N/A
-------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         See line 9, above.
-------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON*

         IC, BD, IA, HC
-------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               PAGE 2 OF 11 PAGES

CUSIP No. 690020102                   13G                   Page 3 of 11 Pages
-------------------                                        --------------------

-------------------------------------------------------------------------------
 1       NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         John Hancock Subsidiaries, Inc.
         I.R.S. No. 04-2687223
-------------------------------------------------------------------------------
 2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*          (a) [_]
                                                                    (b) [_]
         N/A
-------------------------------------------------------------------------------
 3       SEC USE ONLY


-------------------------------------------------------------------------------
 4       CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware
-------------------------------------------------------------------------------
                    5  SOLE VOTING POWER
 Number of
   Shares              -0-

Beneficially      -------------------------------------------------------------
  Owned by          6  SHARED VOTING POWER
    Each
  Reporting            -0-

   Person         -------------------------------------------------------------
    With            7  SOLE DISPOSITIVE POWER

                       -0-

                  -------------------------------------------------------------
                    8  SHARED DISPOSITIVE POWER

                       -0-

-------------------------------------------------------------------------------
 9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         None, except through its indirect, wholly-owned subsidiaries, NM Capital Management, Inc., John Hancock Advisers, Inc. and Independence Investment Associates, Inc.
-------------------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

         N/A
-------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         See line 9, above.
-------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON*

         HC
-------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               PAGE 3 OF 11 PAGES

CUSIP No. 690020102                   13G                   Page 4 of 11 Pages
-------------------                                        --------------------

-------------------------------------------------------------------------------
 1       NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         John Hancock Asset Management
         I.R.S. No.   04-3279774
-------------------------------------------------------------------------------
 2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a) [_]
                                                                     (b) [_]
         N/A
-------------------------------------------------------------------------------
 3       SEC USE ONLY


-------------------------------------------------------------------------------
 4       CITIZENSHIP OR PLACE OF ORGANIZATION

         Commonwealth of Massachusetts
-------------------------------------------------------------------------------
                    5  SOLE VOTING POWER
 Number of
   Shares              -0-

Beneficially      -------------------------------------------------------------
  Owned by          6  SHARED VOTING POWER
    Each
  Reporting            -0-

   Person         -------------------------------------------------------------
    With            7  SOLE DISPOSITIVE POWER

                       -0-

                  -------------------------------------------------------------
                    8  SHARED DISPOSITIVE POWER

                       -0-

 ------------------------------------------------------------------------------
 9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         1,810,478 : 1,749,678 through its indirect, wholly-owned subsidiary, NM Capital Management, Inc., 60,300 through its indirect, wholly-owned subsidiary John Hancock Advisers, Inc., and 500 through its direct, wholly-owned subsidiary, Independence Investment Associates, Inc.
-------------------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

         N/A
-------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         9.0%
-------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON*

         HC
-------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               PAGE 4 OF 11 PAGES

-------------------                                        --------------------
CUSIP No. 690020102                   13G                   Page 5 of 11 Pages
-------------------                                        --------------------

-------------------------------------------------------------------------------
 1       NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         The Berkeley Financial Group
         I.R.S. No. 04-3145626
-------------------------------------------------------------------------------
 2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) [_]
                                                                   (b) [_]
         N/A
-------------------------------------------------------------------------------
 3       SEC USE ONLY


-------------------------------------------------------------------------------
 4       CITIZENSHIP OR PLACE OF ORGANIZATION

         Commonwealth of Massachusetts
-------------------------------------------------------------------------------
                    5  SOLE VOTING POWER
 Number of
   Shares              -0-
Beneficially      -------------------------------------------------------------
  Owned by          6  SHARED VOTING POWER
    Each
  Reporting            -0-
   Person         -------------------------------------------------------------
    With            7  SOLE DISPOSITIVE POWER

                       -0-
                  -------------------------------------------------------------
                    8  SHARED DISPOSITIVE POWER

                       -0-
-------------------------------------------------------------------------------
 9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         1,809,978: 1,749,678 through its direct, wholly-owned subsidiary, NM Capital Management, Inc. and 60,300 through its direct, wholly-owned subsidiary, John Hancock Advisers, Inc.
-------------------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

         N/A
-------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         9.0%
-------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON*

         HC
-------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               PAGE 5 OF 11 PAGES

-------------------                                        --------------------
CUSIP No. 690020102                   13G                   Page 6 of 11 Pages
-------------------                                        --------------------

-------------------------------------------------------------------------------
 1       NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         NM Capital Management, Inc.
         I.R.S. No. 85-0268885
-------------------------------------------------------------------------------
 2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (a) [_]
                                                                      (b) [_]
         N/A
-------------------------------------------------------------------------------
 3       SEC USE ONLY


-------------------------------------------------------------------------------
 4       CITIZENSHIP OR PLACE OF ORGANIZATION

         New Mexico
-------------------------------------------------------------------------------
                    5  SOLE VOTING POWER

 Number of
   Shares              753,819
Beneficially      -------------------------------------------------------------
  Owned by          6  SHARED VOTING POWER
    Each
  Reporting
   Person              -0-
    With          -------------------------------------------------------------
                    7  SOLE DISPOSITIVE POWER


                       1,749,678
                  -------------------------------------------------------------
                    8  SHARED DISPOSITIVE POWER


                       -0-
-------------------------------------------------------------------------------
 9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


         1,749,678
-------------------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

         N/A
-------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9


         8.7%
-------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON*

         IA
-------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               PAGE 6 OF 11 PAGES

        The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

Note: Six copies of this statement, including all exhibits, should be filed with the Commission.

    Attention:  Intentional misstatements or omissions of fact constitute
                Federal criminal violations (See 18 U.S.C. 1001)

      Item 1(a)  Name of Issuer:
                 --------------
                 Outboard Marine

      Item 1(b)  Address of Issuer's Principal Executive Offices:
                 -----------------------------------------------
                 100 Sea Horse Drive
                 Waukegan, IL  60085

      Item 2(a)  Name of Person Filing:
                 ---------------------
                 This filing is made on behalf of John Hancock Mutual Life Insurance Company ("JHMLICO"), JHMLICO's direct, wholly-owned subsidiary, John Hancock Subsidiaries, Inc. ("JHSI"), JHSI's direct, wholly-owned subsidiary, John Hancock Asset Management ("JHAM"), JHAM wholly-owned subsidiary, The Berkeley Financial Group ("TBFG") and TBFG's direct, wholly-owned subsidiary, NM Capital Management, Inc. ("NM").

      Item 2(b)  Address of the Principal Offices:
                 --------------------------------
                 The principal business offices of JHMLICO, JHSI and JHAM are located at John Hancock Place, P.O. Box 111, Boston, MA 02177. The principal business offices of TBFG is located at 101 Huntington Avenue, Boston, Massachusetts 02199. The principal business office of NM is 6501 Americas Parkway, Suite 950, Albuquerque, NM 87110-5372.

      Item 2(c)  Citizenship:
                 -----------
                 JHMLICO, JHAM and TBFG were organized and exist under the laws of the Commonwealth of Massachusetts. JHSI was organized and exists under the laws of the State of Delaware. NM was organized and exists under the laws of the State of New Mexico.

      Item 2(d)  Title of Class of Securities:
                 ----------------------------
                 Common Stock.

      Item 2(e)  CUSIP Number:
                 ------------
                 690020102

      Item 3     If the Statement is being filed pursuant to Rule 13d-1(b), or
                 -------------------------------------------------------------
                 13d-2(b), check whether the person filing is a:
                 ----------------------------------------------

                 JHMLICO:  (a)(X)  Broker or Dealer registered under (S)15 of the Act.

                           (c)(X)  Insurance Company as defined in (S)3(a)(19)
                                    of the Act.

                           (e)(X)  Investment Adviser registered under (S)203 of
                                    the Investment Advisers Act of 1940.

                              PAGE 7 OF 11 PAGES

                         (g)(X)  Parent Holding Company, in accordance with
                                 (S)240.13d-1(b)(ii)(G).

               JHSI      (g)(X)  Parent Holding Company, in accordance with
                                 (S)240.13d-1(b)(ii)(G).

               TBFG      (g)(X)  Parent Holding Company, in accordance with
                                 (S)240.13d-1(b)(ii)(G).

               NM        (e)(X)  Investment Adviser registered under (S)203
                                 of the Investment Advisers Act of 1940.

    Item 4     Ownership:
               ---------

               (a)  Amount Beneficially Owned:
                    -------------------------
                    NM beneficially owns 1,749,678 shares of Common Stock in various advisory accounts. In addition to the shares owned by its direct, wholly-owned subsidiary NM, TBFG beneficially owns 60,300 shares of Common Stock through its direct, wholly-owned subsidiary, John Hancock Advisers, Inc. ("JHA"), an Investment Adviser registered under (S)203 of the Investment Advisers Act of 1940. TBFG is a direct, wholly-owned subsidiary of JHAM.

                    Another direct, wholly-owned subsidiary of JHAM, Independence Investment Associates ("IIA") has direct, beneficial ownership of 500 shares of Common Stock held in advisory accounts. Independence is an Investment Adviser registered under (S)203 of the Investment Advisers Act of 1940. JHMLICO, JHSI and JHAM thus have indirect, beneficial ownership 1,810,478 shares of Common Stock through their indirect, wholly-owned subsidiaries, NM, JHA and IIA.

               (b)  Percent of Class:
                    ----------------
                    JHAM   - 9.0%
                    TBFG   - 9.0%
                    NM     - 8.7%
                    JHA    -  .3%

               (c)  (i)   sole power to vote or to direct the vote:
                          NM               - 753,819 shares
                          JHA              -  60,300 shares
                          IIA              -     500 shares

                   (ii)   shared power to vote or to direct the
                          vote:  -0-

                  (iii)   sole power to dispose or to direct the disposition of:
                          NM               - 1,749,678 shares
                          JHA              -    60,300 shares
                          IIA              -       500 shares

                   (iv)   shared power to dispose or to direct the disposition
                          of:   -0-

    Item 5     Ownership of Five Percent or Less of a Class:
               --------------------------------------------
               Not applicable.

                               PAGE 8 OF 11 PAGES

     Item 6     Ownership of More than Five Percent on Behalf of Another Person:
                ---------------------------------------------------------------
                See Item 4(a).

     Item 7     Identification and Classification of the Subsidiary which
                ---------------------------------------------------------
                Acquired the Security Being Reported on by the Parent Holding
                -------------------------------------------------------------
                Company:
                -------
                See Items 2(a), 3 and 4.

     Item 8     Identification and Classification of Members of the Group:
                ---------------------------------------------------------
                Not applicable.

     Item 9     Notice of Dissolution of a Group:
                --------------------------------
                Not applicable.

     Item 10    Certification:
                -------------
                By signing below the undersigned certifies that, to the best of its knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

                               PAGE 9 OF 11 PAGES

                                   SIGNATURE

     After reasonable inquiry and to the best of its knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.


                                  JOHN HANCOCK MUTUAL LIFE INSURANCE COMPANY

                                  By:  /s/ John T. Farady
                                      --------------------------------------
                                  Name: John T. Farady
                                       -------------------------------------
Dated: January 24, 1996           Title: Senior Vice President & Treasurer
      --------------------              ------------------------------------


                                  JOHN HANCOCK SUBSIDIARIES, INC.

                                  By: /s/ John T. Farady
                                      --------------------------------------
                                  Name: John T. Farady
                                       -------------------------------------
Dated: January 24, 1996           Title: Treasurer
      --------------------              ------------------------------------

                                  JOHN HANCOCK ASSET MANAGEMENT

                                  By: /s/ James H. Young
                                      --------------------------------------
                                  Name: James H. Young
                                       -------------------------------------
Dated: January 23, 1996           Title: Secretary
      --------------------              ------------------------------------

                                  THE BERKELEY FINANCIAL GROUP

                                  By: /s/ Susan S. Newton
                                      --------------------------------------
                                  Name: Susan S. Newton
                                       -------------------------------------
Dated: January 24, 1996           Title: Vice President
      --------------------              ------------------------------------

                                  NM CAPITAL MANAGEMENT, INC.

                                  By:  /s/ Susan S. Newton
                                      --------------------------------------
                                  Name: Susan S. Newton
                                       -------------------------------------
Dated: January 24, 1996           Title: Assistant Secretary
      --------------------              ------------------------------------

                              PAGE 10 OF 11 PAGES

                                                             EXHIBIT A

                             JOINT FILING AGREEMENT
                             ----------------------


     John Hancock Mutual Life Insurance Company, John Hancock Subsidiaries, Inc., The Berkeley Financial Group and NM Capital Management, Inc. agree that the Schedule 13G Amendment No. 1, to which this Agreement is attached, relating to the Common Stock of Outboard Marine is filed on behalf of each of them.


                                  JOHN HANCOCK MUTUAL LIFE INSURANCE COMPANY

                                  By:  /s/ John T. Farady
                                      --------------------------------------
                                  Name: John T. Farady
                                       -------------------------------------
Dated: January 24, 1996           Title: Senior Vice President & Treasurer
      --------------------              ------------------------------------


                                  JOHN HANCOCK SUBSIDIARIES, INC.

                                  By: /s/ John T. Farady
                                      --------------------------------------
                                  Name: John T. Farady
                                       -------------------------------------
Dated: January 24, 1996           Title: Treasurer
      --------------------              ------------------------------------

                                  JOHN HANCOCK ASSET MANAGEMENT

                                  By: /s/ James H. Young
                                      --------------------------------------
                                  Name: James H. Young
                                       -------------------------------------
Dated: January 23, 1996           Title: Secretary
      --------------------              ------------------------------------

                                  THE BERKELEY FINANCIAL GROUP

                                  By: /s/ Susan S. Newton
                                      --------------------------------------
                                  Name: Susan S. Newton
                                       -------------------------------------
Dated: January 24, 1996           Title: Vice President
      --------------------              ------------------------------------

                                  NM CAPITAL MANAGEMENT, INC.

                                  By:  /s/ Susan S. Newton
                                      --------------------------------------
                                  Name: Susan S. Newton
                                       -------------------------------------
Dated: January 24, 1996           Title: Assistant Secretary
      --------------------              ------------------------------------

                              PAGE 11 OF 11 PAGES